LETTER OF TRANSMITTAL
SUBMITTED PURSUANT TO
THE OFFER BY ACTIONS SEMICONDUCTOR CO., LTD.
TO AMEND OUTSTANDING OPTIONS EXERCISABLE
FOR AMERICAN DEPOSITARY SHARES
DATED FEBRUARY 26, 2009

THE RIGHT TO PARTICIPATE IN THE OFFER TO AMEND ELIGIBLE OPTIONS
WILL COMMENCE ON FEBRUARY 26, 2009 AND
WILL EXPIRE AT 5:00 P.M., BEIJING TIME,
ON MARCH 20, 2009 UNLESS THE OFFER IS
EXTENDED BY ACTIONS SEMICONDUCTOR CO., LTD.

If you wish to participate in the Offer to amend your Eligible Options, you must properly complete, sign and return to us the signature page to this Letter of Transmittal either (1) electronically via e-mail as an attachment in Adobe PDF format to the e-mail address indicated below; or (2) in person to your local human resources manager.  In any event, this Letter of Transmittal must be received no later than 5:00 P.M., Beijing Time on March 20, 2009 (or such later date and time to which we extend the Offer).

If by e-mail:	If in person:
vivian@actions-semi.com	to your local human resources manager

Capitalized terms not otherwise defined in this Letter of Transmittal have the same meaning as in the Offer to Amend Outstanding Options Exercisable for American Depositary Shares.

You are not required to participate in the Offer.  However, if you elect to participate in the Offer, you must agree to the amendment of all of your Eligible Options.  By signing and returning this Letter of Transmittal, you hereby agree to the amendment of all of your Eligible Options, as indicated on the signature page to this Letter of Transmittal.

You should rely only on the information contained in the Offer to Amend, this Letter of Transmittal, or in documents to which we have referred you.  We have not authorized any person to make any recommendation on our behalf as to whether you should participate in the Offer.  If anyone makes any such recommendation, you must not rely upon that recommendation as having been authorized by us.

If you properly complete and deliver this Letter of Transmittal by e-mail or in person prior to the expiration of the Offer, you will receive a confirmation of receipt via an e-mail.  We recommend that you keep a copy of your completed Letter of Transmittal and your confirmation e-mail for your records.

IMPORTANT NOTE:  If you elect to participate in the Offer by submitting this Letter of Transmittal, any withdrawal of your election via submission of a properly completed and executed Withdrawal Letter must be submitted using the same method you used to submit this Letter of Transmittal.  Regardless of the method you use to submit the Letter of Transmittal, you do not need to provide information or documents via another method as well.

The Offer is made for the securities of a foreign company.  The Offer is subject to disclosure requirements of a foreign country that are different from those of the United States, but financial statements included in the document, if any, have been prepared in accordance with accounting standards generally accepted in the United States (U.S. GAAP).

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may amend its outstanding stock options to purchase its American Depository Shares otherwise than as provided in the Offer to Amend, such as in privately negotiated amendments with individual holders of such options.

*  *  *  *  *

To Actions Semiconductor Co., Ltd.:

By completing and delivering this Letter of Transmittal, I hereby elect to participate in the Offer to amend all of my Eligible Options to purchase American Depositary Shares of Actions Semiconductor Co., Ltd. (“Actions”), as indicated on the signature page hereto, upon the terms and subject to the conditions set forth in the Offer to Amend Outstanding Options Exercisable for American Depositary Shares, dated February 26, 2009 (the “Offer to Amend”), receipt of which I hereby acknowledge, and this Letter of Transmittal (which together constitute the “Offer”).

Subject to, and effective upon, acceptance of this properly submitted Letter of Transmittal in accordance with the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment):

(a)               If my Eligible Options have a graduated vesting schedule (that is, vest 15%, 20%, 30% and 35% over four years), I hereby acknowledge that this Letter of Transmittal will (1) amend the term “Option Price Per Share”, as set forth in my option agreement, to mean “U.S.$1.40” and (2) will amend Section 2.1 of my stock option agreement to read as follows:

“2.1  Right to Exercise.  Except as otherwise provided herein, the Option Right shall be exercisable in four tranches as follows: with respect to fifteen percent (15%) of the Shares on May 21, 2010 (the “First Vesting Date”), twenty percent (20%) of the Shares on the first anniversary of the First Vesting Date, thirty percent (30%) of the Shares on the second anniversary of the First Vesting Date, and the remaining thirty-five percent (35%) of the Shares on the third anniversary of the First Vesting Date, provided that the Optionee remains in the continuous service of the Company through each such vesting date.  Notwithstanding the foregoing, the Option Right shall expire in its entirety or in part on the applicable Expiration Date as set forth above or earlier as provided in Section 5.”

or

(b)               If my Eligible Options have a ratable vesting schedule (that is, vest 25% each year over four years) instead of a graduated vesting schedule, I hereby acknowledge that this Letter of Transmittal will (1) amend the term “Option Price Per Share”, as set forth in my option agreement, to mean “U.S.$1.40” and (2) will amend Section 2.1 of my stock option agreement to read as follows:

 “2.1 Right to Exercise.  Except as otherwise provided herein, the Option Right shall be exercisable in four tranches as follows: with respect to twenty-five percent (25%) of the Shares on May 21, 2010 (the “First Vesting Date”) and with respect to twenty-five percent (25%) of the Shares on the first three anniversaries of the First Vesting Date, provided that the Optionee remains in the continuous service of the Company through each such vesting date.  Notwithstanding the foregoing, the Option Right shall expire in its entirety or in part on the applicable Expiration Date as set forth above or earlier as provided in Section 5.”

I also acknowledge that Actions has advised me to consult with my own personal advisors as to the consequences of participating or not participating in the Offer.

I hereby represent and warrant that I have full power and authority to participate in the Offer and I will, upon request, execute and deliver any additional documents deemed by Actions to be necessary or desirable with respect to the Amended Options.

Except by delivery of a Withdrawal Letter prior to the expiration of the Offer as stated in the Offer to Amend, this Letter of Transmittal is irrevocable.

By execution hereof, I acknowledge and agree that:

(1) participation in the Offer pursuant to the procedures described in Q11 of the Offer to Amend and the instructions hereto will constitute my acceptance of the terms and conditions of the Offer;

(2) Actions’ acceptance of my properly submitted Letter of Transmittal pursuant to the Offer will constitute a binding agreement between Actions and me upon the terms and subject to the conditions of the Offer;

(3) all information I provide in the Letter of Transmittal is being given with my consent for the express purpose of participating in the Offer, and Actions may share any such information with third parties to the extent necessary to effect my participation in the Offer;

(4) the Amended Options will be subject to vesting, forfeiture and other restrictions, including, without limitation, restrictions on sale, transfer, assignment, pledge or other encumbrances or dispositions, until such time as the Amended Options vest in the manner set forth in my stock option agreement, as amended as described above and in the Offer to Amend;

(5) my Amended Options shall be governed by my stock option agreement, as amended as described above and in the Offer to Amend, and by Actions’ 2007 Equity Performance and Incentive Plan;

(6) the Offer is subject to the terms and conditions described in the Offer to Amend;

(7) Actions may amend the Offer at any time and, upon the occurrence of any of the conditions set forth in Q18 of the Offer to Amend, Actions may terminate the Offer and, in any such event, if this Letter of Transmittal is not accepted by Actions, the Eligible Options will be retained by me; and

(8) if I accept the Offer and my employment or board service with Actions is terminated for any reason after such acceptance, but prior to the expiration of the Offer, my participation in the Offer will be canceled automatically, and my Eligible Options will remain outstanding in accordance with their current terms.

I understand that the public trading price of Actions’ American Depositary Shares will vary from time to time during the Offer period and after the Offer expires at 5:00 P.M., Beijing time, on March 20, 2009 (or such later date and time to which Actions extends the offer), such that the public trading price of Actions’ American Depositary Shares could increase at some time during the Offer period or after the date my Eligible Options are amended pursuant to the Offer resulting in my financial position being less advantageous than if I had not accepted the Offer.  By participating in the Offer, I agree to hold Actions harmless for any actual or perceived loss suffered by me as a result of the variance in the public trading price of Actions’ American Depositary Shares during the Offer period and after expiration of the Offer.

The Offer is not being made to, nor will any Letter of Transmittal be accepted from or on behalf of, Eligible Option holders in any jurisdiction in which the making of this Offer or the acceptance of any Letter of Transmittal would not be in compliance with the laws of such jurisdiction.

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ACTIONS SEMICONDUCTOR CO., LTD.
LETTER OF TRANSMITTAL
SIGNATURE PAGE

By delivery and execution hereof, I hereby agree to the amendment of all of my Eligible Options pursuant to all of the terms and conditions of the Offer.

Please sign and date in the spaces provided below.

SIGNATURE OF OWNER

X
(Signature of Holder or Authorized Signatory — See Instructions 1 and 3)

Date:	, 2009

Print Name:

Division/Title:

Home Address:

Home Telephone No. (with area code):

Work Telephone No. (with area code):

Actions E-mail Address:

Capacity (if applicable, See Instruction 3.):

INSTRUCTIONS FORMING PART OF THE TERMS AND
CONDITIONS OF THE OFFER

1. Delivery; Letter of Transmittal; Withdrawal Letter.  You may participate in the Offer by completing this Letter of Transmittal, signing it and sending the properly completed and signed form to us by one of the methods described below.  For your participation to be effective, we must receive your properly completed and signed Letter of Transmittal before the expiration of the Offer.

•
Participation by e-mail.  You may participate in the Offer by e-mail by sending this properly completed and signed Letter of Transmittal by e-mail as an attachment in Adobe PDF format to the following e-mail address: vivian@actions-semi.com.  You may submit this Letter of Transmittal by e-mail 24 hours a day, 7 days a week, at any time until the expiration of the Offer.

•
Participation in person.  You may also participate in the Offer in person by delivering this properly completed and signed Letter of Transmittal to your local human resources manager in person (interoffice mail is not acceptable). Your local human resources manager will be available to accept your Letter of Transmittal from 9:00 A.M. to 5:00 P.M., local time, Monday through Friday, at any time until the expiration of the Offer.

If you elect to participate in the Offer by submitting this Letter of Transmittal, any withdrawal of your election via submission of a properly completed and executed Withdrawal Letter MUST be submitted using the same method you used to submit this Letter of Transmittal.  After submitting this Letter of Transmittal, you may withdraw from the Offer at any time prior to 5:00 P.M., Beijing time on March 20, 2009 (or such later date and time to which we extend the Offer).

The method of delivery of all documents, including this Letter of Transmittal, is at the election and risk of the participating option holder.  In all cases, you should allow sufficient time to ensure that the Letter of Transmittal is received by 5:00 P.M., Beijing time, on March 20, 2009 (or such later date and time to which we extend the Offer).  If you deliver the Letter of Transmittal electronically via e-mail, we recommend that you confirm that you have received a confirmation of receipt via e-mail; if you do not receive a confirmation of receipt, please call your local human resources manager to receive a confirmation.

2. No Partial Amendments.  You are not required to participate in the Offer.  However, if you elect to participate in the Offer, you must agree to the amendment of all of your Eligible Options.

3. Signatures on this Letter of Transmittal.  If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to us of the authority of such person so to act must be submitted with this Letter of Transmittal.

4. Requests For Assistance.  If you have questions about which of your stock options are eligible for the Offer or about participating in the Offer, please contact Mr. Jimmy Liu at +86-21-5080 3900 ext 1211  during regular business hours through March 20, 2009 (or such later date to which we extend the Offer).

5. Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.  We will determine all questions as to the whether anyone is an eligible employee and the validity, form, eligibility (including time of receipt) and acceptance of Letters of Transmittal and Withdrawal Letters.  Our determination of these matters will be final and binding on all parties.  We may reject any Letter of Transmittal or Withdrawal Letter, to the extent that we determine they were not properly delivered or to the extent that we determine it would be unlawful to accept them.  We may waive any defect or irregularity in any Letter of Transmittal or Withdrawal Letter with respect to any particular Eligible Options or any particular option holder.  No Eligible Options will be amended until all defects or irregularities have been cured by the option holder participating in the Offer or waived by us.  Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the amendment of any Eligible Options, and no one will be liable for failing to give notice of any defects or irregularities.

6. Important Tax Information.  Please refer to Q21 and Q22 of the Offer to Amend for important tax information in connection with participating in the Offer.